Exhibit (m)
                                               AMENDED AND RESTATED
                                    PLAN OF DISTRIBUTION PURSUANT TO RULE 12b-1
OF

                                            THE GABELLI WESTWOOD FUNDS
                                                (Class AAA Series)

                  WHEREAS, THE GABELLI WESTWOOD FUNDS, a Massachusetts business trust (the "Trust"), engages in business as an open-end management investment company and is registered as such under the Investment Company Act of 1940, as amended (the "Act");

                  WHEREAS, the Trust has issued and is authorized to issue shares of beneficial interest ("Shares") which may be classified into series in which each series represents the entire undivided interests of a separate portfolio of assets, and the series to which this Plan relates are identified on Schedule A hereto, as such schedule may be amended from time to time, (individually referred to as a "Fund" and collectively, the "Funds");

                  WHEREAS, Gabelli & Company, Inc. (the "Distributor") presently serves as the principal distributor of the Shares pursuant to the distribution agreement between the Trust and the Distributor, which distribution agreement, as amended and restated, has been duly approved by the Board of Trustees of the Trust (the "Board"), in accordance with the requirements of the Act (the "Distribution Agreement");

                  WHEREAS, the Trust has adopted a plan of distribution pursuant to Rule 12b-1 under the Act to assist in the distribution of Retail Class Shares and has renamed the Retail Class Shares as "Class AAA Series Shares" (the "Plan");

                  WHEREAS, the Trust offers the Class AAA Series Shares pursuant to Rule 18f-3 under the Act that permits the Trust to implement a multiple distribution system providing investors with the option of purchasing shares of various classes;

                  WHEREAS, the Board as a whole, and the Trustees who are not interested persons of the Trust (as defined in the Act) and who have no direct or indirect financial interest in the operation of the Plan or any agreements related to the Plan (the "Disinterested Trustees"), have determined, after review of all information and consideration of all pertinent facts reasonably necessary to an informed determination, that it would be desirable to amend the Plan in certain respects and to restate such amended Plan in its entirety and that, in the exercise of reasonable business judgment and in light of their fiduciary duties, that there is a reasonable likelihood that a plan of distribution containing the terms set forth herein will benefit each Fund and the shareholders of the Class AAA Series Shares, and have accordingly approved the Plan by votes cast in person at a meeting called for the purpose of amending and restating the Plan; and

                  WHEREAS, this Plan governs the Class AAA Series Shares of each Fund and does not relate to any class of shares which may be offered and sold by the Funds other than the Class AAA Series Shares.

                  NOW, THEREFORE, in consideration of the foregoing, the Trust hereby amends and restates the Plan in accordance with Rule 12b-1 under the Act on the following terms and conditions:

1. In consideration of the services to be provided, and the expenses to be incurred, by the Distributor pursuant to the Distribution Agreement, the Trust will pay to the Distributor as distribution-related fees (the "Payments") in connection with the distribution of Class AAA Series Shares of each Fund an aggregate amount at a rate of 0.25% per year of the average daily net assets of the Class AAA Series Shares of each Fund. Such Payments shall be accrued daily and paid monthly in arrears or shall be accrued and paid at such other intervals as the Board shall determine. Each Fund's obligation hereunder shall be limited to the assets of the Class AAA Series Shares and shall not constitute an obligation of the Fund except out of such assets and shall not constitute an obligation of any shareholder of the Fund. Further, if the Securities and Exchange Commission and the National Association of Securities Dealers authorize use of the term "no-load" by a Fund only at a lower maximum amount, the maximum amount set forth above may be reduced by the Board.

2. It is understood that the Payments made by each Fund under this Plan will be used by the Distributor for the purpose of financing or assisting in the financing of any activity which is primarily intended to result in the sale of Class AAA Series Shares. The scope of the foregoing shall be interpreted by the Board, whose decision shall be conclusive except to the extent it contravenes established legal authority. Without in any way limiting the discretion of the Board, the following activities are hereby declared to be primarily intended to result in the sale of Class AAA Series Shares of the Fund: advertising the Class AAA Series Shares or the Trust's investment adviser's mutual fund activities; compensating underwriters, dealers, brokers, banks and other selling entities (including the Distributor and its affiliates) and sales and marketing personnel or any of them for sales of Class AAA Series Shares, whether in a lump sum or on a continuous, periodic, contingent, deferred or other basis; compensating underwriters, dealers, brokers, banks and other servicing entities and servicing personnel (including the Trust's investment adviser and its personnel) or any of them for providing services to shareholders of the Trust relating to their investment in the Class AAA Series Shares, including assistance in connection with inquiries relating to shareholder accounts; the production and dissemination of prospectuses (including statements of additional information) of the Trust and the preparation, production and dissemination of sales, marketing and shareholder servicing materials; and the ordinary or capital expenses, such as equipment, rent, fixtures, salaries, bonuses, reporting and recordkeeping and third party consultancy or similar expenses relating to any activity for which Payment is authorized by the Board; and the financing of any activity for which Payment is authorized by the Board; and profit to the Distributor and its affiliates arising out of their provision of shareholder services. Notwithstanding the foregoing, this Plan does not require the Distributor or any of its affiliates to perform any specific type or level of distribution activities or shareholder services or to incur any specific level of expenses for activities covered by this Section 2. In addition, Payments made in a particular year shall not be refundable whether or not such Payments exceed the expenses incurred for that year pursuant to this Section 2.

3. The Trust is hereby authorized and directed to enter into appropriate written agreements with the Distributor and each other person to whom the Trust intends to make any Payment, and the Distributor is hereby authorized and directed to enter into appropriate written agreements with each person to whom the Distributor intends to make any payments in the nature of a Payment. The foregoing requirement is not intended to apply to any agreement or arrangement with respect to which the party to whom Payment is to be made does not have the purpose set forth in Section 2 above (such as the printer in the case of the printing of a prospectus or a newspaper in the case of an advertisement) unless the Board determines that such an agreement or arrangement should be treated as a "related" agreement for purposes of Rule 12b-1 under the Act.

4. Each agreement required to be in writing by Section 3 must contain the provisions required by Rule 12b-1 under the Act and must be approved by a majority of the Board ("Board Approval") and by a majority of the Disinterested Trustees ("Disinterested Trustees Approval"), by vote cast in person at a meeting called for the purposes of voting on such agreement. All determinations or authorizations of the Board hereunder shall be made by Board Approval and Disinterested Trustee Approval.

5. The officers, investment adviser or Distributor of the Trust, as appropriate, shall provide to the Board and the Board shall review, at least quarterly, a written report of the amounts expended pursuant to this Plan and the purposes for which such Payments were made.

6. To the extent any activity is covered by Section 2 and is also an activity which the Fund may pay for on behalf of the Class AAA Series Shares without regard to the existence or terms and conditions of a plan of distribution under Rule 12b-1 of the Act, this Plan shall not be construed to prevent or restrict a Fund from paying such amounts outside of this Plan and without limitation hereby and without such payments being included in calculation of Payments subject to the limitation set forth in Section 1.

7. This Plan may not be amended in any material respect without Board Approval and Disinterested Trustee Approval and may not be amended to increase the maximum level of Payments permitted hereunder without such approvals and further approval by a vote of at least a majority of the Class AAA Series Shares of the affected Fund. This Plan may continue in effect for longer than one year after its approval only as long as such continuance is specifically approved at least annually by Board Approval and by Disinterested Trustee Approval.

8. This Plan may be terminated at any time by a vote of the Disinterested Trustees, cast in person at a meeting called for the purposes of voting on such termination, or by a vote of at least a majority of the Class AAA Series Shares of the relevant Fund.

9. For purposes of this Plan, the terms "interested person" and "related agreement" shall have the meanings ascribed to them in the Act and the rules adopted by the Securities and Exchange Commission thereunder and the term "vote of a majority of the Class AAA Series Shares" of a Fund shall mean the vote, at the annual or a special meeting of the holders of the Class AAA Series Shares of the Fund duly called, (a) of 67% or more of the voting securities present at such meeting, if the holders of more than 50% of the Class AAA Series Shares of the Fund outstanding on the record date for such meeting are present or represented by proxy or, if less, (b) more than 50% of the Class AAA Series Shares of the Fund outstanding on the record date for such meeting.


                                             DATED: NOVEMBER 16, 1999

                                                    SCHEDULE A

                                     AMENDED AND RESTATED PLAN OF DISTRIBUTION
                                           PURSUANT TO RULE 12b-1 OF THE
                                              GABELLI WESTWOOD FUNDS
                                                (CLASS AAA SERIES)


         Below are listed the Trust's separate series of shares under which this Amended and Restated Plan of Distribution pursuant to Rule 12b-1 is to be performed as of the date hereof.


                      THE GABELLI WESTWOOD FUNDS

                      GABELLI WESTWOOD EQUITY FUND GABELLI WESTWOOD BALANCED FUND GABELLI WESTWOOD SMALLCAP EQUITY FUND GABELLI WESTWOOD MIGHTY MITES(SM) FUND GABELLI WESTWOOD REALTY FUND GABELLI WESTWOOD INTERMEDIATE BOND FUND [GABELLI WESTWOOD CASH MANAGEMENT FUND]




Dated as of November 16, 1999